Exhibit (99.1)
Orion Energy Systems, Inc. Announces Fiscal 2011 Third Quarter Results
Achieves Record Quarter for Revenues and Operating Income
MANITOWOC, Wis. — February 1, 2011 — Orion Energy Systems, Inc. (NYSE Amex: OESX), a leading power technology enterprise, announced today the full details on its financial results for its fiscal 2011 third quarter and fiscal year-to-date period ended December 31, 2010. The Company previously announced on January 24, 2011 its preliminary financial results for its fiscal 2011 third quarter ended December 31, 2010 in anticipation of President Obama’s visit to Orion’s headquarters on January 26, 2011.
Third Quarter of Fiscal 2011
As previously announced, for the third quarter of fiscal 2011, Orion reported a record level of revenues of $29.7 million under generally accepted accounting principles (GAAP), a 54% increase compared to $19.3 million for the third quarter of fiscal 2010. Total backlog at the end of the third quarter of fiscal 2011 was $8.6 million, which included $3.9 million of solar PV orders, compared to $5.1 million at the end of the third quarter fiscal 2010 and $13.7 million at the end of the second quarter of fiscal 2011. Orion generally expects this backlog to be recognized as GAAP revenue in the fourth quarter of fiscal 2011, with the portion of backlog relating to solar PV orders recognized within the fourth quarter of fiscal 2011 and first quarter of fiscal 2012.
Orion also reported contracted revenues of $26.7 million for the third quarter of fiscal 2011, a 25% increase versus the prior year fiscal 2010 third quarter total of $21.4 million. Included in the $26.7 million were $23.3 million in cash orders and $3.4 million in financed contracts from Orion Throughput Agreements (OTAs). Prior year contracted revenues included $18.0 million in cash orders and $3.4 million in financed contracts from OTA agreements and solar technology power purchase agreements (PPAs). See the section below titled “Definition and Reconciliation of Contracted Revenues” for details on how Orion defines contracted revenues.
For the third quarter of fiscal 2011, the Company reported GAAP net income of $0.6 million, or $0.03 per share, which includes the impact of a 74.8% effective income tax rate. For the third quarter of fiscal 2010, GAAP net income was $0.8 million, or $0.04 per share, which included the impact of a 44.6% effective income tax benefit. Orion is no longer reporting figures for non-GAAP net income and non-GAAP earnings per share due to its evolving customer finance program offerings and recent changes to the structure of its OTAs. These changes are expected to ultimately result in more timely recognition of GAAP revenue from OTAs and a better matching with the upfront selling, general and administrative expenses from these contracts that are required to be expensed immediately under GAAP.

Nine Months Ended — Year-to-Date Fiscal 2011
For the first nine months of fiscal 2011, GAAP revenues were $58.1 million, an increase of 25% compared to $46.5 million for the same period in fiscal 2010. For the first nine months of fiscal 2011, Orion also reported contracted revenues of $74.8 million, a 31% increase compared to $57.2 million for the same period in fiscal 2010. Included in the $74.8 million were $61.9 million in cash orders and $12.8 million in financed contracts from OTA and PPA agreements. Contracted revenues for the first nine months of fiscal 2010 included $49.1 million in cash orders and $8.2 million in financed contracts from OTAs and PPAs.
For the first nine months of fiscal 2011, the Company reported a GAAP net loss of $(0.6 million), or $(0.03) per share, compared to a GAAP net loss of $(3.4 million), or $(0.15) per share for the same period of fiscal 2010.
Key Business Highlights
During the third quarter of fiscal 2011:
•	Orion increased the number of facilities retrofitted with its Compact Modular high-intensity fluorescent lighting technology to 6,517 as of the end of the third quarter fiscal 2011 (compared to 6,128 as of the end of the second quarter of fiscal 2011), surpassing over 1 billion square feet of installed facilities.

•	Total deployments of the InteLite® wireless controls increased to 532 customer locations, consisting of 65,839 transceivers and 551 control panels (compared to 49,324 transceivers and 486 control panels as of the end of the second quarter of fiscal 2011). The deployments represent 29.6 million square feet of installed facilities as of the end of the third quarter of fiscal 2011 (compared to 22.2 million square feet as of the end of the second quarter of fiscal 2011).

•	Total Apollo® solar light pipes installed increased to 8,952 total units (compared to 7,581 total units as of the end of the second quarter 2011), representing 4.0 million square feet of installed facilities as of the end of the third quarter of fiscal 2011 (compared to 3.4 million square feet of installed facilities as of the end of the second quarter of fiscal 2011).

•	Orion reported operating income of $2.7 million for the third quarter compared to $0.6 million in the comparable prior-year period, representing the highest quarterly operating income in the Company’s history.

•	As previously announced in December, Orion received a commitment for an additional $1.3 million tranche of financing for an OTA project. The financing will provide funding to support the equipment and purchases underlying a specific OTA contract with a key customer, involving the retrofitting of Orion’s Compact Modular lighting system and the new installation of InteLite® wireless controls. The debt agreement will bear interest at approximately 7% with a five-year term, and is expected to close in February 2011.

•	Orion’s line of exterior lighting fixtures, which continue to gain acceptance in the marketplace after being introduced within the past two years, were approved as “Dark Sky” compliant by the International Dark-Sky Association (IDA). Customers and local government are requesting that outdoor lighting fixtures be compliant with IDA standards for reduction of night time light pollution.
Neal Verfuerth, Chief Executive Officer of Orion commented, “It was a privilege and an honor to have President Obama visit Orion’s headquarters last week, along with showcasing our facility and telling our story to the numerous media organizations. The event provided a wonderful opportunity to demonstrate how Orion’s integrated system of energy-efficient lighting systems, wireless controls and direct renewable technologies enable customers to run their facilities at grid parity or even at a lower cost per kilowatt hour than the electrical grid can provide. The President’s visit also gave further visibility to the increasing need in this country for more deployment of clean energy technologies at the point of the end user.”
Mr. Verfuerth continued, “We are pleased to report results for the third quarter that not only represents a record level of quarterly revenue, but also the highest quarterly operating income in our history. We have commented over the past several quarters that one of the biggest challenges Orion faced was capital expenditure budgets being tied up and the resulting delays in deploying our energy-efficient lighting systems. While the headwinds from a very tough economic environment have not completely abated, we are seeing a number of encouraging indicators in recent months. We are cautiously optimistic heading into calendar 2011 when looking at our building pipeline of potential cash and OTA projects, along with the increased optimism from discussions with existing and potential customers on their willingness to invest in their facilities. Orion continued to invest in several strategic areas of its business during the downturn, which we believe position the company to demonstrate some significant operating leverage with a sustainable recovery in capital spending within corporate America.”
Fiscal 2011 Outlook
The Company is reaffirming its previously stated fiscal 2011 guidance for contracted revenue and GAAP revenue, and is narrowing its range of guidance for GAAP earnings per share. For fiscal 2011 (ending March 31, 2011), contracted revenues are still anticipated to be between $100 million and $110 million. The Company currently expects between 15% to 20% of its anticipated fiscal 2011 contracted revenues to be driven by projects completed through its OTAs and PPAs, which previously was expected to be between 20% to 25%. Orion still expects its fiscal 2011 GAAP revenues to be within the range of $78 million and $84 million.

On a GAAP basis, the Company’s expectation of earnings per share for fiscal 2011 is between $0.01 and $0.03 per diluted share, which is a narrowing of the previously-expected range of between $0.02 and $0.10. As mentioned above, Orion is no longer reporting figures for non-GAAP net income and non-GAAP earnings per share and, therefore, is no longer providing guidance on these financial metrics.
The Company currently expects the forecasted ranges for other key financial-statement line items and metrics for fiscal 2011 to be as follows:
•	Gross margin — 33.5% to 34.5%

•	Operating margin — 1.0% to 2.0%

•	Effective tax rate — 55.0% to 60.0%

•	Diluted share count — 22.7 to 23.3 million

•	Capital spending (excluding operating leases) — $3.2 to $3.7 million

•	Capital spending for equipment held under OTAs and PPAs — $8.7 to $9.7 million

•	Depreciation and amortization — $4.4 to $5.0 million

•	Stock-based compensation expense — $1.1 to $1.4 million
Historically, Orion has tended to experience its highest quarterly revenue amount within the third quarter of any given fiscal year. As a result, on a historical basis, the Company tends to experience a sequential decline in revenue during the fourth quarter of a fiscal year relative to the third quarter.
The above guidance is based on the Company’s current expectations. These statements are forward-looking and actual results may differ materially. The Company assumes no obligation to publicly update or revise its outlook. Investors are reminded that actual results may differ, and may differ materially, from these estimates for the reasons described below under the caption “Safe Harbor Statement” and in the Company’s filings with the Securities and Exchange Commission.
Cash, Debt and Liquidity Position
Orion had $9.9 million in cash and cash equivalents and $1.0 million in short-term investments as of December 31, 2010, compared to $13.3 million and $1.0 million, respectively, at September 30, 2010. Total short and long-term debt was $5.9 million as of December 31, 2010, compared to $6.1 million at September 30, 2010. There were no borrowings outstanding under the Company’s revolving credit facility as of December 31, 2010, which has an availability of $13.3 million.
Orion currently has been funding the system costs of its OTA and PPA financing contracts through a combination of its own cash and debt agreements with financial institutions. To ensure long-term capital support for the expected growth of these financing programs, the Company continues to pursue several debt financing alternatives in order to provide funding to specifically support the equipment and purchases that underlie the OTAs and PPAs. The Company believes the additional $1.3 million financing commitment received during the third quarter is further validation of the Company’s ability to finance its OTA and PPA projects. Management continues to remain focused on obtaining additional financing at a reasonable cost of capital.

Supplemental Information
In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three and nine months ended December 31, 2010. The purpose of the supplemental information is to provide further discussion and analysis of the Company’s financial results for the third quarter and first nine months of fiscal 2011. The supplemental information can be found in the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm.
Conference Call
Orion will host a conference call on Tuesday, February 1, 2011 at 5:00 p.m. Eastern (4:00 p.m. Central/2:00 p.m. Pacific) to discuss details regarding its fiscal 2011 third quarter performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (international callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the webcast.
Definition and Reconciliation of Contracted Revenues
Orion defines contracted revenues, which is a financial measurement not recognized under GAAP, as contracted revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm OTAs and discounted potential future revenues under PPAs. These contracts are expected to be paid by the Company’s customers over the life of the OTAs and solar PPAs. For OTA and cash contracted revenues, Orion generally expects that it will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For PPA contracted revenues, Orion generally expects that it will begin to recognize GAAP revenue under the terms of the PPAs within 180 days from the firm contract date. Orion believes that total contracted revenues are a key financial metric for evaluating and measuring the Company’s performance because the measure is an indicator of the Company’s success in its customers’ adoption and acceptance of the Company’s energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the related different GAAP revenue recognition treatment.

Orion’s management uses the foregoing non-GAAP financial measurement to evaluate its ongoing operations and for internal planning, budgeting, forecasting and business management purposes. Accordingly, Orion believes it is useful for its investors to review, as applicable, information that both includes and excludes the expected future revenue from its OTAs and PPAs in order to assess the relative performance of Orion’s business. Management includes within the Company’s reported contracted revenues the impact of the future potential gross revenue from OTAs and the discounted future potential revenue from PPAs because management believes that these adjustments reflect the increasing shift of customer purchasing decisions from cash purchases to the Company’s OTA and PPA product purchase financing solution. A schedule that reconciles the Company’s GAAP revenue and Non-GAAP contracted revenue is set forth below. Investors are encouraged to review this reconciliation to ensure that they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.
In Orion’s earnings releases, conference calls, slide presentations and/or webcasts, it may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release below. These non-GAAP financial measures are not prepared in accordance with GAAP. These measures may differ from the non-GAAP information, even where similarly titled, used by other companies and, therefore, should not be used to compare the Company’s performance to that of other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented below should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP.

Included below is a reconciliation of contracted revenues to revenues recognized under GAAP for the fiscal 2011 third quarter and fiscal year-to-date period ended December 31, 2010 (in millions).

	Three months ended	Nine months ended
	December 31, 2010	December 31, 2010

Total contracted revenues	$26.7	$74.8

Change in backlog (1)	5.1	(5.4)

Contracted revenue from OTAs and PPAs (2)	(3.4)	(12.8)

OTA and PPA GAAP revenue	0.7	1.7

Other miscellaneous	0.6	(0.2)

Revenue — GAAP basis	$29.7	$58.1

(1)	Change in backlog reflects the (increase) or decrease in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied, typically within 90 days from the end of the period.

(2)	Contracted revenues from OTAs and PPAs are subtracted to reconcile the GAAP revenue as recognition of GAAP revenue will occur in future periods.
About Orion Energy Systems
Orion Energy Systems, Inc. (NYSE Amex: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems — consisting primarily of high-performance, energy efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers — without compromising their quantity or quality of light. Since December 2001, Orion’s technology has benefitted its customers and the environment by reducing its customers:
•	Energy demand by 607,247 kilowatts, or 14.3 billion kilowatt-hours;

•	Energy costs by more than $1.1 billion; and

•	Indirect carbon dioxide emission by more than 9.5 million tons.

Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) further deterioration of market conditions, including customer capital expenditure budgets; (ii) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of Orion’s products and services, including the increasing customer preferences to purchase the Company’s products through its OTAs and PPAs rather than through cash purchases; (v) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (vi) loss of one or more key customers or suppliers, including key contacts at such customers; (vii) the increasing relative volume of the Company’s product sales through its wholesale channel; (viii) a reduction in the price of electricity; (ix) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (x) increased competition from government subsidies and utility incentive programs; (xi) dependence on customers’ capital budgets for sales of products and services; (xii) Orion’s development of, and participation in, new product and technology offerings or applications; (xiii) legal proceedings, including the securities litigation pending against Orion; and (xiv) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oriones.com in the Investor Relations section of our Web site.

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2010	2009	2010
Product revenue	$17,205	$27,663	$41,645	$54,080
Service revenue	2,090	2,008	4,897	3,994

Total revenue	19,295	29,671	46,542	58,074

Cost of product revenue	10,633	18,784	27,727	35,566
Cost of service revenue	1,568	1,674	3,455	3,089

Total cost of revenue	12,201	20,458	31,182	38,655

Gross profit	7,094	9,213	15,360	19,419

Operating expenses:
General and administrative	3,051	2,709	9,357	8,642
Sales and marketing	3,063	3,235	9,176	10,124
Research and development	404	614	1,315	1,797

Total operating expenses	6,518	6,558	19,848	20,563

Income (loss) from operations	576	2,655	(4,488)	(1,144)

Other income (expense):
Interest expense	(67)	(99)	(197)	(223)
Dividend and interest income	49	3	248	19

Total other income (expense)	(18)	(96)	51	(204)

Income (loss) before income tax	558	2,559	(4,437)	(1,348)

Income tax expense (benefit)	(249)	1,915	(1,072)	(777)

Net income (loss)	$807	$644	$(3,365)	$(571)

Basic net income (loss) per share	$0.04	$0.03	$(0.15)	$(0.03)
Weighted-average common shares outstanding	21,792,175	22,726,426	21,709,799	22,629,776
Diluted net income (loss) per share	$0.04	$0.03	$(0.15)	$(0.03)
Weighted-average common shares outstanding	22,567,575	23,110,633	21,709,799	22,629,776
The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2010	2009	2010
Cost of product revenue	$51	$42	$163	$116
General and administrative	135	147	400	417
Sales and marketing	205	123	472	377
Research and development	10	9	29	21

Total	$401	$321	$1,064	$931

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2010	2010
Assets
Cash and cash equivalents	$23,364	$9,858
Short-term investments	1,000	1,010
Accounts receivable, net of allowances of $382 and $467	14,617	24,326
Inventories, net	25,991	32,230
Deferred tax assets	—	502
Prepaid expenses and other current assets	2,974	3,140

Total current assets	67,946	71,066

Property and equipment, net	30,500	37,741
Patents and licenses, net	1,590	1,634
Deferred tax assets	2,610	2,662
Other long-term assets	975	2,963

Total assets	$103,621	$116,066

Liabilities and Shareholders’ Equity
Accounts payable	$7,761	$15,363
Accrued expenses and other	3,844	4,190
Deferred tax liabilities	44	—
Current maturities of long-term debt	562	1,261

Total current liabilities	12,211	20,814

Long-term debt, less current maturities	3,156	4,618
Deferred revenue, long-term	186	1,599
Other long-term liabilities	398	399

Total liabilities	15,951	27,430

Additional paid-in capital	122,515	123,965
Shareholder notes receivable	—	(157)
Treasury stock	(32,011)	(31,767)
Accumulated deficit	(2,834)	(3,405)

Total shareholders’ equity	87,670	88,636

Total liabilities and shareholders’ equity	$103,621	$116,066

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended December 31,
	2009	2010
Operating activities
Net loss	$(3,365)	$(571)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,956	3,145
Stock-based compensation expense	1,064	931
Deferred income tax benefit	(1,234)	(597)
Change in allowance for notes and accounts receivable	384	85
Other	15	25
Changes in operating assets and liabilities:
Accounts receivable	(1,950)	(9,794)
Inventories	(4,285)	(6,239)
Prepaid expenses and other current assets	1,414	(350)
Accounts payable	5,193	7,602
Accrued expenses	633	346

Net cash used in operating activities	(175)	(5,417)

Investing activities
Purchase of property and equipment	(4,268)	(2,885)
Purchase of property and equipment leased to customers under operating leases	(5,328)	(7,375)
Purchase of short-term investments	—	(10)
Sale of short-term investments	5,522	—
Additions to patents and licenses	(186)	(158)
Proceeds from sales of long-term assets	6	1
Long-term assets	—	(330)

Net cash used in investing activities	(4,254)	(10,757)

Financing activities
Payment of long-term debt	(640)	(528)
Proceeds from long-term debt	200	2,689
Proceeds from shareholder notes	—	1
Repurchase of common stock into treasury	(400)	—
Excess tax benefits from stock-based compensation	95	193
Deferred financing costs and offering costs	—	(61)
Proceeds from issuance of common stock	947	374

Net cash provided by financing activities	202	2,668

Net decrease in cash and cash equivalents	(4,227)	(13,506)
Cash and cash equivalents at beginning of period	36,163	23,364

Cash and cash equivalents at end of period	$31,936	$9,858

Investor Relations Contact
Mike Harris
Vice President — Investor Relations
Orion Energy Systems
(920) 892-5412
mharris@oesx.com